UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2026

NAVAN, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42922	47-3424780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 California Avenue Floor 2 Palo Alto, California		94306
(Address of Principal Executive Offices)		(Zip Code)
(888) 505-8747
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00000625 par value	NAVN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Warehouse Credit Facility

On October 5, 2026, Navan Travel US SPV LLC (“Navan Travel”), a bankruptcy-remote, wholly owned subsidiary of Navan, Inc. (the “Company”), entered into a Revolving Credit and Security Agreement (the “2026 Credit Agreement”), with the lenders from time to time parties thereto (the “Lenders”), the group agents from time to time party thereto, and Barclays Bank PLC, as administrative agent. Pursuant to the 2026 Credit Agreement, the Lenders agreed to provide Navan Travel, as borrower, with a revolving warehouse credit facility (the “Warehouse Facility”) in a commitment amount of up to $225,000,000.
The Warehouse Facility is intended to finance purchases by Navan Travel of the Company’s corporate charge card receivables (the “Receivables”). The Receivables will serve as collateral for the loans made to Navan Travel under the Warehouse Facility. The assets of Navan Travel will not be available to satisfy any obligation of the Company. Navan Travel is required to repay the borrowings from collections received on the Receivables. As security for its obligations, Navan Travel has granted the Lenders a first-priority perfected security interest in the Receivables.

The 2026 Credit Agreement has an initial revolving period of 24 months from the closing date (the “Revolving Period”) and an amortization period of three months from the Revolving Period. Advances under the Warehouse Facility are subject to a borrowing base tied to the value and eligibility of the Receivables. As of the date of this filing, no advances have been made.

Amounts borrowed under the Warehouse Facility are subject to an interest rate per annum equal to the sum of (a) with respect to any commercial paper conduit administered by a Lender or an affiliate thereof (a “Conduit Lender”) or other Lender in the group of Lenders agented by Barclays Bank PLC (the “Barclays Lender Group”), a per annum rate calculated to yield the weighted average cost in respect of commercial paper issued by a certain specified commercial paper conduit, (b) with respect to any Conduit Lender not in the Barclays Lender Group, the rate equivalent to the weighted average cost in respect of all commercial paper issued by such Lender or its conduit agent, and (c) with respect to any Lender that is not a Conduit Lender and is not in the Barclays Lender Group, the one-month adjusted Term SOFR (with a floor of 0.25%) (the “SOFR Rate”), in each case, plus 1.40% of the Class A loan principal balance (the “Class A Margin”). The interest rates described in the previous sentence will each be increased by an additional 1.00% after termination of the Revolving Period and would each be increased by an additional 2.00% upon an early amortization event (other than an event of default). Upon an event of default, amounts borrowed under the Warehouse Facility would be subject to an interest rate per annum equal to the highest of (i) the federal funds rate plus 0.50%, (ii) the “Prime Rate” last quoted by The Wall Street Journal and (iii) the SOFR Rate plus 1.00% (such interest rate per annum, the “Base Rate”), plus 6.50%.

The 2026 Credit Agreement contains customary events of default, including payment defaults, failure to perform or observe covenants, cross-defaults with certain other indebtedness, and a change of control, among others.

The foregoing summary of the 2026 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2026 Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2026.

Warehouse Credit Facility Amendment

On October 5, 2026, Liquid Labs SPV, LLC (“Liquid Labs”), a wholly owned subsidiary of the Company entered into Amendment No. 14 and Consent to Revolving Credit and Security Agreement, Amendment No. 4 to Receivables Purchase Agreement and Amendment No. 3 to Servicing Agreement (the “Omnibus Amendment”) with the Company, Goldman Sachs Bank USA, as administrative agent (the “Administrative Agent”), and the lenders party thereto. The Omnibus Amendment amends that certain Revolving Credit and Security Agreement, dated as of November 18, 2022 (the “2022 Credit Agreement”), that certain Receivables Purchase Agreement, dated as of November 18, 2022 (the “Receivables Purchase Agreement”), and that certain Servicing Agreement, dated as of November 18, 2022 (the “Servicing Agreement”).

Pursuant to the Omnibus Amendment, the Administrative Agent and the Class A lenders consented to Liquid Labs’ (a) prepayment of all outstanding Class B advances, together with all accrued and outstanding interest and fees owing to the Class B lenders, including the Class B prepayment premium, and (b) reduction of the Class B committed amount in whole, in each case, without prepaying the Class A advances or terminating the Class A committed amount on a pro rata basis as required by the 2022 Credit Agreement and the Administrative Agent, the Class A lenders, the Company and Liquid Labs agreed to make certain other changes to the 2022 Credit Agreement, the Receivables Purchase Agreement and the Servicing Agreement.

The foregoing summary of the Omnibus Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Omnibus Amendment, a copy of which will be filed as an exhibit the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2026.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navan, Inc.
Dated: October 9, 2026
	By:	/s/ Ariel Cohen
Ariel Cohen
Chief Executive Officer